UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934

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METTLER-TOLEDO INTERNATIONAL INC.

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Mettler-Toledo International Inc.

Im Langacher 44 8606 Greifensee Switzerland	1900 Polaris Parkway Columbus, Ohio 43240 USA

March 15, 2016

Dear Fellow Shareholder:

You are cordially invited to attend the 2016 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held on Thursday, May 5, 2016, at 8:00 a.m. at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP on 375 Park Avenue, New York, New York.

The Secretary’s notice of the meeting and the proxy statement which appear on the following pages describe the matters to be acted upon at the meeting.

We have distributed a Notice of Internet Availability of Proxy Materials to some shareholders instead of delivering paper copies. The Notice sent provides information about accessing the proxy materials online and describes the voting methods available to all shareholders. Shareholders receiving the notice will also have the opportunity to request a paper copy of the proxy materials through the instructions provided. Any shareholders that do not receive the notice will receive a paper copy of all proxy materials through the mail. To change the way you receive proxy statements in the future please make a request in the appropriate space on the proxy card.

Please sign and return your proxy as soon as possible so that your vote will be counted. You may also vote over the Internet or by telephone by following the instructions on your proxy card.

Sincerely yours,

Robert F. Spoerry
Chairman of the Board

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Mettler-Toledo International Inc.

Notice to Shareholders of Annual Meeting

Time:	8:00 a.m. on Thursday, May 5, 2016
Place:	Fried, Frank, Harris, Shriver & Jacobson LLP, 375 Park Avenue, New York, New York
Items of Business:	1. To elect nine directors
2. To ratify the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm
3. Approval of the POBS Plus Incentive System for Group Management
4. Advisory vote to approve executive compensation
5. To transact any other business properly brought before the meeting
Who Can Vote:	You can vote if you were a shareholder of record on March 7, 2016
Annual Report:	A copy of our 2015 Annual Report is enclosed
Date of Mailing:	On or about March 15, 2016

By order of the Board of Directors

James T. Bellerjeau
General Counsel and Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 5, 2016: This proxy statement and our 2015 Annual Report are available at the Internet address set out on your proxy card.

Whether or not you plan to attend this annual meeting, please complete the enclosed proxy card and promptly return it in the accompanying envelope. You may also vote over the Internet or by telephone by following the instructions on your proxy card.

This proxy statement is furnished in connection with the solicitation of proxies by Mettler-Toledo International Inc. on behalf of the Board of Directors for the 2016 Annual Meeting of Shareholders.

iii

ABOUT THE MEETING AND VOTING

Proposals to be Voted On

Shareholders will vote on the following proposals at the meeting. The board has not received proper notice of, and is not aware of, any additional business to be transacted at the meeting other than as indicated below.

Proposals

1.	The election of nine directors for one-year terms
2.	The ratification of the appointment of PricewaterhouseCoopers LLP as the company’s independent registered public accounting firm
3.	Approval of the POBS Plus Incentive System for Group Management
4.	Advisory vote to approve executive compensation

We know of no other matter to be brought before the annual meeting. If other matters requiring a vote of the shareholders come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to those matters in accordance with their reasonable judgment.

Shareholders Entitled to Vote

Each share of common stock outstanding as of the close of business on March 7, 2016 (the “record date”), is entitled to one vote at the annual meeting on each matter properly brought before the meeting. As of the record date, 26,868,569 shares of common stock were outstanding.

A quorum needs to be present at the meeting in order to hold the meeting. A quorum is a majority of the company’s outstanding shares of common stock as of the record date. Your shares are counted as present at the meeting if you attend the meeting and vote in person, vote by Internet, vote by telephone, or properly return a proxy card by mail. Abstentions shall also be counted in determining whether a quorum is present.

If you do not provide a proxy or vote the shares yourself, your shares will not be voted. Proxies that are signed and returned but do not contain instructions will be voted “FOR” the items of business described in the proxy.

How to Vote

BY PROXY — You may vote your shares by proxy. If you vote your shares by proxy, you are legally designating another person to vote your shares in accordance with your instructions. To vote by proxy, complete, sign, and return the enclosed proxy card by mail as described on your proxy card. Alternatively, you may vote over the Internet or by telephone by following the instructions on your proxy card.

IN PERSON — You may vote your shares by attending the meeting and voting your shares in person. The meeting is being held at the offices of Fried, Frank, Harris, Shriver & Jacobson LLP at the address indicated in the Notice to Shareholders.

Even if you plan to attend the meeting, we encourage you to vote your shares by proxy. This will enable us to receive votes in advance of the meeting to ensure that a quorum is present for the meeting. If you vote by proxy and subsequently decide to change your vote, you may revoke your proxy at any time before the polls close at the meeting. However, you may only do this by signing another proxy with a later date, completing a written notice of revocation and returning it to the address on the proxy card before the meeting, or voting in person at the meeting.

Vote Tabulation; Voting Results

The company appoints an independent inspector of election, who also tabulates the voting results. The meeting’s voting results will be disclosed promptly following the meeting in a Form 8-K filed with the Securities and Exchange Commission.

PROPOSAL ONE:
ELECTION OF DIRECTORS

The nominees for the Board of Directors are listed below. If elected, each nominee will hold office until next year’s annual meeting of shareholders and until their successors have been duly elected and qualified. Except for Mr. Francis, all nominees are currently directors. The Board of Directors has no reason to believe any nominee would be unable or unwilling to serve if elected. In the event a nominee is unable to serve, the persons designated as proxyholders for the company will vote for the remaining nominees and for such other persons the Board of Directors may nominate.

A director is elected if a majority of the votes cast with respect to the director are voted “FOR.” However, if the number of nominees exceeds the number of directors to be elected, a director is elected by the affirmative vote of a plurality of the votes cast. Votes cast shall include votes for or against a director. An abstention shall not count as a vote cast with respect to a director. If a majority fails to reelect an incumbent director when a majority vote is required, he or she shall continue to serve until the next annual meeting and until his or her successor is duly elected; or until the Board of Directors accepts his or her resignation or removes him or her, if earlier. If the Board of Directors accepts an incumbent director’s resignation, or if a non-incumbent nominee for director is not elected, the Board of Directors, in its sole discretion, may fill any resulting vacancy, or may decrease the size of the Board of Directors, in each case pursuant to the provisions of Sections 1 and 2 of Article II of the company’s by-laws.

Qualifications of Director Nominees

The members of our Board of Directors have had diverse backgrounds and experiences during the course of their careers. These individual backgrounds and experiences better enable the board to perform its duties.

Wah-Hui Chu is 64 years old and has been a director since January 2007. He is considered one of the board’s financial experts and serves on the Audit and Nominating and Corporate Governance Committees. He has a Master’s in Business Administration from Roosevelt University.

In 2013, Mr. Chu served as Chief Executive Officer of Tingyi Asahi Beverages, the largest soft drink company in China with over $6 billion in revenue, and was its Executive Director until February 2014. He served as a Director of Li Ning Company Limited from July 2007 through December 2012; and was Executive Director and Chief Executive Officer of Next Media Limited, the leading publicly traded media company in Hong Kong that focuses on the greater China region, from October 2008 to October 2011. He also served as Chairman of PepsiCo Investment (China) Limited from January 1999 to March 2007 and again from March 2012 to December 2013.

Mr. Chu spent many years as an executive at PepsiCo, serving as: non-executive Chairman of PepsiCo International’s Asia Region from April 2007 to April 2008; and President of PepsiCo International — China Beverages Business Unit from March 1998 to March 2007.

Mr. Chu has extensive professional experience in management positions at leading U.S. companies’ Asian businesses, having spent a substantial majority of his time since 1980 in Asia with Quaker Oats Company, H.J. Heinz Company, Whirlpool Corporation, Monsanto Company, and PepsiCo. The company has significant operations in Asia and is making significant investments in Asia, particularly China, and a person with Mr. Chu’s background provides valuable assistance and insight to the company.

Francis A. Contino is 70 years old and has been a director since October 2004. He is considered one of the board’s financial experts, and serves as Chairman of the Audit Committee. He has been Managing Director of FAC&B LLC since July 2008.

Mr. Contino spent many years as an executive at McCormick & Company, Inc., a global leader in the manufacture and distribution of spices, seasoning mixes, condiments, and other products to the food industry, over a period in which it grew to more than $3 billion in sales. He served McCormick as: a member of the Management Committee, Executive Vice President and a member of the Board of Directors from 1998 to 2008; Chief Financial Officer from 1998 through October 2007; and Executive Vice President responsible for Supply Chain from 2002 to 2004 and responsible for Strategy from 2004 to 2008. Prior to joining McCormick, Mr. Contino was Managing Partner of the Baltimore office of Ernst & Young.

PROPOSAL ONE:
ELECTION OF DIRECTORS

Mr. Contino has extensive financial experience from his background as a Certified Public Accountant, his 20-year tenure as an Audit Partner at Ernst & Young, where he served as coordinating partner for large multinational public companies, and from his 10-year service as the Chief Financial Officer of McCormick & Company. With his experience at McCormick, Mr. Contino also brings valuable insights into the food sector, which is a key end-user market for the company.

Olivier A. Filliol is 49 years old and has been a director since January 2009. He has a Master’s (lic. oec.) and Ph.D. (Dr. oec.) in Business Administration from the University of St. Gallen, Switzerland, and has completed executive education at the Business School of Stanford University. He has been President and Chief Executive Officer of the company since January 1, 2008.

Prior to his current role with the company, Mr. Filliol served the company as: Head of Global Sales, Service and Marketing from April 2004 to December 2007; Head of Process Analytics from June 1999 to December 2007; and General Manager of the U.S. checkweighing operations from June 1998 to June 1999. Prior to joining the company, Mr. Filliol was a Strategy Consultant with the international consulting firm Bain & Company working in the Geneva, Paris, and Sydney offices.

Mr. Filliol has broad experience across many of the company’s businesses. He led one of the company’s divisions over an eight year period and he was the principal architect behind the company’s growth initiative in sales and marketing. He has particular strengths in both strategy development and execution. As CEO of the company, Mr. Filliol also brings the board the necessary insights into understanding the global operations of the company.

Richard Francis is 47 years old and is being nominated for the first time. He has a Bachelor of Arts in Economics from the Manchester Metropolitan University. He has been Division Head and Chief Executive Officer of Sandoz, the Generics Division of Novartis, since 2014.

Prior to his current position, Mr. Francis spent 13 years at Biogen Idec, where he held various global and country leadership positions. Immediately prior to leaving Biogen in 2014, Mr. Francis was Senior Vice President of their US Commercial organization. From 1998 to 2001, he held various marketing roles at Sanofi.

Mr. Francis has in-depth knowledge of the generics, pharmaceutical, and biotechnology industry sectors, which are important market segments for the company. He also has significant leadership and international expertise and will provide useful insights to our global organization.

Constance L. Harvey is 53 years old and has been a director since July 2015. She has a Bachelor of Science in Industrial Engineering from Iowa State University. She has been the Chief Operating Officer, Commercial Healthcare Business Group, at Xerox Services since 2014, and Vice President since 2012.

Ms. Harvey has been with Xerox Services since 2001. Prior to her current position she served as Chief Operating Officer for Commercial Business Process Outsourcing starting in 2011, and before that Group President of the healthcare payer and insurance delivery unit.

In her role at Xerox Services, Ms. Harvey has developed strong leadership experience. Her group encompasses service offerings for the healthcare industry including payers, providers, and pharmaceutical and life science companies, some of which are key end-user markets for the company. She also has significant experience in relevant topics, including business process engineering and building a service business through organic growth and mergers and acquisitions.

Michael A. Kelly is 59 years old and has been a director since July 2008. He serves on the Compensation Committee. He has completed executive education at The Wharton School of the University of Pennsylvania.

Mr. Kelly spent many years as an executive at 3M Company, serving as Executive Vice President of the Electronics and Energy Business from October 2012 to January 2016, and Executive Vice President of the Display and Graphics Business from October 2006 to October 2012. He served in various management positions in the U.S., Singapore, Korea, and Germany since he joined 3M in 1981.

PROPOSAL ONE:
ELECTION OF DIRECTORS

In his role as the Executive Vice President of 3M’s Electronics and Energy Business, Mr. Kelly had global responsibility for all operational and strategic elements of a $6 billion business, including the Electronic Materials, Electrical Markets, Communications Markets, Renewable Energy, and Display Materials Systems Businesses of 3M. Mr. Kelly’s business also encompassed all film manufacturing for 3M. As a result of running this complex and highly technical set of global businesses, Mr. Kelly has experience in several topics relevant to the company, including strategic planning, restructuring, shifting business focus to emerging markets, and operational matters generally.

Hans Ulrich Maerki is 69 years old and has been a director since September 2002. He serves on the Compensation and Nominating & Corporate Governance Committees. He has a Master’s in Business Administration from the University of Basel, Switzerland, and a 2010 Senior Fellowship of Advanced Leadership at Harvard University. Mr. Maerki is a Director of Swiss Re.

Mr. Maerki spent many years as an executive at IBM, serving as the: Chairman of IBM Europe/Middle East/Africa (EMEA) from August 2001 to March 2008; Chief Executive Officer of IBM EMEA from July 2003 to May 2005; General Manager of IBM Global Services, EMEA from 1996 to July 2001; and various other positions at IBM beginning in 1973. He was a director at ABB Ltd. for 12 years, from May 2002 until May 2014.

In his 35-year tenure at IBM, including ultimately running a business with approximately $35 billion in revenue across 124 countries, Mr. Maerki has made extensive contributions in addressing service, software, and other IT-related topics, and also has deep experience in marketing and sales. These are areas of increasing importance to the company’s business, and as a result this experience is very relevant. By virtue of his service on the board of ABB, Mr. Maerki also had insight into the industrial end-user market, which is another key market for the company.

Thomas P. Salice is 56 years old and has been a director since October 1996. He is considered one of the board’s financial experts, and serves on the Audit Committee and as Chairman of the Compensation Committee. He has a Master’s in Business Administration from Harvard University. Mr. Salice is a co-founder, principal, and Managing Member of SFW Capital Partners, LLC, a private equity firm. He is a Director of Waters Corporation and the privately-held companies Essen Bioscience, Inc., Filtec, Gerson Lehrman Group, and Spectro Scientific Inc.

Mr. Salice has been a Managing Member of SFW Capital Partners since January 2005. From June 1989 to December 2004, he served in a variety of capacities with AEA Investors, Inc., including Managing Director, President and Chief Executive Officer, and Vice-Chairman.

Mr. Salice has more than 25 years private equity experience, including as an investor in the analytical tools sectors and related service businesses, which has given him extensive operational, industry, and strategic knowledge in key company business areas. Mr. Salice led the team at AEA Investors in the acquisition of the company in 1996 and has served on the board since that time. Mr. Salice has in-depth experience in strategic planning, corporate finance, investor relations, mergers and acquisitions, and other topics that are relevant to the board.

Robert F. Spoerry is 60 years old and has been a director since October 1996. He has been Chairman of the Board of Directors of the company since May 1998. He has a Master’s in Mechanical Engineering from the Federal Institute of Technology in Zurich, Switzerland, and a Master of Business Administration from the University of Chicago.

Mr. Spoerry was President and Chief Executive Officer of the company from 1993 to 2007 and served as its Executive Chairman in 2008. Mr. Spoerry is also a Director of Conzzeta Holding AG, Geberit AG, and Sonova Holding AG, for whom he has served as Chairman since March 2011.

PROPOSAL ONE:
ELECTION OF DIRECTORS

As the former President and CEO of the company, Mr. Spoerry has long-standing experience in the global precision instrument industry and a deep knowledge of the company, including its organization, products, markets, customers, and competitors. He has a strong technical background and experience with innovation-driven companies. Mr. Spoerry has broad international experience across industries and businesses relevant to the company, including by virtue of his service on several other boards of directors.

Mr. Spoerry spends an average of one to two days per week devoted to his service as Chairman of the Board. His deep understanding of the company, its markets, customers, and competitors, which was developed over more than thirty years of service, is a unique and valuable qualification that we believe provides a substantial benefit to the company and its shareholders.

The Board of Directors recommends that you vote FOR the election of each of the directors listed above. Proxies will be voted “FOR” each nominee unless otherwise specified in the proxy.

BOARD OF DIRECTORS — GENERAL INFORMATION

Composition of the Board; Board Leadership Structure

The company’s by-laws require the Board of Directors to consist of between five and ten directors. As of the annual meeting, the number of directors will be fixed at nine, consisting of a Chairman, the CEO, and seven independent directors. Each director holds a one-year term until the next annual meeting of shareholders. The board has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee.

The primary tasks of the board include oversight of the company’s strategy and governance matters, review of the company’s financial matters, and evaluation of how the company executes against objectives. Management’s tasks include setting strategy and running the company’s operations. The company believes having a separate CEO and Chairman allows the Chairman to function as an important liaison between management and the board, helping ensure the board fulfills its oversight responsibilities.

To ensure the board has sufficient independence, the board has also established a lead independent director (the Presiding Director) who oversees executive sessions of the independent directors and all meetings of directors at which the Chairman is not present. Mr. Salice currently serves as the Presiding Director.

Corporate Governance Guidelines

The board has established corporate governance guidelines that contribute to the overall operating framework of the board and the company. These guidelines cover topics including director qualifications, the director nomination process, the responsibilities of directors (including with respect to leadership development and management succession), meetings of non-management directors, and director compensation. The guidelines are available on the company’s website at www.mt.com under “About Us/Investor Relations/Corporate Governance” and are available in print to any shareholder who requests them. Shareholders may request copies free of charge from Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA, telephone +1 614 438 4748.

Responsibility of the Board of Directors in Governance & Role in Risk Oversight

The company operates an ethics and compliance program that is designed to reinforce performance with integrity and compliance with the company’s code of conduct and relevant laws and regulations. The Board of Directors is knowledgeable about the content and operation of the program so as to exercise reasonable oversight regarding the implementation and effectiveness of the program.

All actions of the company’s Board of Directors, executive officers, and employees are governed by the company’s code of conduct. The board did not approve any waiver of the code of conduct by an executive officer or director in 2015. A copy of the code of conduct is available at www.mt.com under “About Us/Investor Relations/Corporate Governance” and is available in print to any shareholder who requests it.

The board is involved in the oversight of the company’s risk management process as follows: Each year, the company conducts an enterprise risk assessment under the supervision of the Executive Vice President. The full board receives the results of the assessment, including an evaluation of risks and a description of actions taken by the company to mitigate risk. The Audit Committee reviews the results in detail and reports on its review to the board.

Compensation-Related Risk

Management and the Compensation Committee have evaluated the company’s compensation programs generally at different levels throughout the organization. Among other things, we considered that for executives who have the largest potential incentive compensation, a significant portion of total compensation is comprised of stock options that vest over five years and have a ten-year life, which drives emphasis on long-term performance. We also considered the applicability of the various situations described in Item 402(s) of Regulation S-K. We concluded from our evaluation that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the company.

BOARD OF DIRECTORS — GENERAL INFORMATION

Minimum Qualifications for Directors

Members of the Board of Directors must demonstrate integrity, reliability, knowledge of corporate affairs, and an ability to work well together. We also consider diversity in business background, area of expertise, gender, and ethnicity when selecting board nominees. The company’s corporate governance guidelines contain additional details.

Independence of the Board

The board uses the following criteria in evaluating independence: (i) independence under the rules of the New York Stock Exchange; and (ii) no relationships with the company (other than as a director or shareholder) or only immaterial relationships. The independence criteria are contained in the company’s corporate governance guidelines. The board solicits information from directors as to any relationship the director or his immediate family member has with the company that might affect the director’s independence. The board also evaluates directors’ independence pursuant to current New York Stock Exchange rules.

The Board of Directors has determined that the following types of relationships are categorically immaterial:

•	Commercial business relationships where METTLER TOLEDO buys from or sells to companies where directors serve as employees, or where their immediate family members serve as executive officers, and where the annual purchases or sales are less than the greater of $1 million or 2% of either company’s consolidated gross revenues.

In light of these criteria, the board has determined that Messrs. Chu, Contino, Francis, Kelly, Maerki, and Salice, and Ms. Harvey are independent. Mr. Spoerry, Chairman of the Board, and Mr. Filliol, President and Chief Executive Officer, are not independent.

Meeting of Non-Employee Directors

The board schedules regular executive sessions for its non-employee members, typically as part of each board meeting. The Presiding Director acts as chairman of these meetings.

Director Attendance at Board Meetings and the Annual Meeting

The board expects that its members will attend all meetings of the board and the annual meeting of shareholders. The Board of Directors met four times in 2015. Each director attended at least 75% of all board and committee meetings of which the director is a member and all directors attended the 2015 annual meeting of shareholders.

Policy Limiting Director Service on Other Public Company Boards; Director Resignation

The board has adopted a policy that directors may not serve on more than six public company boards. The board also has a policy that directors will offer their resignation upon a change in professional position or in circumstances that might affect a director’s ability to serve on the board. In such circumstances, the Nominating and Corporate Governance Committee takes the lead on determining the appropriate course of action.

Director Retirement Policy

The Board of Directors has adopted a retirement policy pursuant to which directors will retire on the day of the annual meeting that follows their 72nd birthday. In adopting this policy, the Board of Directors considered the importance of ensuring a mix of ages among board members and the balance of continuity versus fresh perspectives.

BOARD OF DIRECTORS — GENERAL INFORMATION

Director Share Ownership

The company’s equity ownership guidelines adopted in July 2009 call for non-employee Directors to hold company shares with a value equal to five times their cash retainer. The Chairman shall hold company shares with a value equal to five times his base salary. Individuals have five years from their election to the board to satisfy this requirement. In 2015 all directors satisfied the ownership guidelines, and all directors nominated for reelection currently satisfy the ownership guidelines. Additional information provided in the Compensation Discussion and Analysis — Equity Ownership Guidelines, applies to director share ownership.

Contacting the Board of Directors

Interested parties, including shareholders, may contact the Board of Directors, the Presiding Director individually, or the non-management directors as a group via: EMAIL to PresidingDirector@mt.com; or REGULAR MAIL to Mettler-Toledo International Inc., Im Langacher 44, 8606 Greifensee, Switzerland, Attention: Presiding Director.

Director Compensation

The Chairman receives a salary and an option grant, participates in the various Swiss personnel insurances (pension plan, accident and disability insurance), and receives certain miscellaneous benefits described below.

The other directors (except the CEO, Mr. Filliol, whose compensation is described in the Compensation Discussion and Analysis) are compensated by an annual cash retainer, committee member fees, and per meeting fees for board and committee meetings attended. Board members may also receive a $750 meeting fee for performing interviews of board candidates. Directors are reimbursed for traveling costs and other out-of-pocket expenses incurred in attending board and committee meetings. Directors also receive an annual stock option grant and a grant of stock. The following provides an overview of the elements of 2015 director compensation:

Annual cash retainer	$55,000
Fee per board meeting attended	$1,000
Fee per committee meeting attended	$750
Annual grant of stock options – number granted	1,062
Annual grant of stock (excluding the Presiding Director) – number granted	75
Annual grant of stock to the Presiding Director – number granted	175
Committee member fees:
• Audit	$10,000
• Compensation	$5,000
• Nominating and Corporate Governance	$3,000
Committee Chair fees (in addition to member fees):
• Audit	$10,000
• Compensation	$5,000
• Nominating and Corporate Governance	$3,000

BOARD OF DIRECTORS — GENERAL INFORMATION

The actual amounts paid to each director with respect to 2015 are set out in the following table.

2015 Director Compensation

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards(1)	Nonqualified Deferred Compensation Earnings(2)	All Other Compensation(2)	Total
Wah-Hui Chu	$78,000	$23,427	$98,564	$—	$—	$199,991
Francis A. Contino	82,000	23,427	98,564	—	—	203,991
Constance L. Harvey(3)	29,500	23,427	98,564	—	—	151,491
Michael A. Kelly	67,000	23,427	98,564	—	—	188,991
Martin D. Madaus(4)	18,000	—	—	—	—	18,000
Hans Ulrich Maerki	73,750	23,427	98,564	—	—	195,741
George M. Milne(5)	68,000	23,427	98,564	—	—	189,991
Thomas P. Salice	85,000	54,663	98,564	—	—	238,227
Robert F. Spoerry	415,844	—	549,899	—	675,626	1,641,369

(1)	Represents the grant date fair value of stock awards and option awards, respectively, computed in accordance with ASC 718 Compensation — Stock Compensation (“ASC 718”). The valuation assumptions associated with such awards are discussed in Note 11 to the company’s financial statements included in the Form 10-K for the fiscal year ending December 31, 2015.

At December 31, 2015, each director held stock options (vested and unvested) with respect to the following number of shares:

Stock Options
(#)
Wah-Hui Chu	24,926
Francis A. Contino	10,842
Constance L. Harvey	1,062
Michael A. Kelly	14,226
Martin D. Madaus	0
Hans Ulrich Maerki	27,926
George M. Milne	10,842
Thomas P. Salice	19,576
Robert F. Spoerry	150,520
(2)	Includes tax equalization payments on behalf of Mr. Spoerry of $529,064, contributions to an individual retirement account of $91,486, a car allowance of $28,471, and other miscellaneous benefits, none of which individually exceeds $25,000 in value. These benefits include an expense allowance and children’s allowance. Mr. Spoerry does not receive any cash benefit from the tax equalization payments. The principle of the tax equalization is to leave the individual in exactly the same position (i.e., no better and no worse) as if they had not become subject to U.S. taxation on a portion of their income. See “Compensation Discussion and Analysis — Tax Equalization Agreements (Swiss Executives)” for a description of how the tax equalization functions.
(3)	Ms. Harvey was appointed to the company’s Board of Directors effective July 29, 2015.
(4)	Mr. Madaus retired from the company’s Board of Directors effective May 7, 2015, to fully devote time to his role as Chairman and Chief Executive Officer of Ortho-Clinical Diagnostics.
(5)	Mr. Milne will retire from the company’s Board of Directors effective May 5, 2016, in accordance with the company’s director retirement policy.

BOARD OF DIRECTORS — OPERATION

The Board of Directors has three committees: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. Each committee has the authority to engage advisors or consultants as it deems appropriate to carry out its responsibilities. The membership and meetings of the committees are described in the following table.

Name	Audit(1)	Compensation(2)	Nominating & Corporate Governance
Wah-Hui Chu	X		X
Francis A. Contino	X
Constance L. Harvey
Michael A. Kelly		X
Martin D. Madaus	X
Hans Ulrich Maerki		X	X
George M. Milne			X
Thomas P. Salice	X	X
Total meetings in 2015	4	4	4

(1)	Mr. Chu was appointed to the Audit Committee on May 7, 2015. Mr. Madaus served on the Audit Committee until his retirement from the Board of Directors on May 7, 2015. Messrs. Chu, Contino, Madaus, and Salice are each considered “financial experts” as determined by the Board of Directors pursuant to the relevant SEC definition, and all are independent. No Audit Committee member serves on more than two other public company audit committees. Our Executive Vice President, Chief Financial Officer, Chairman, Chief Executive Officer, Head of Internal Audit, and General Counsel attend Audit Committee meetings at the request of the Audit Committee and give reports to and answer inquiries from the Audit Committee.
(2)	No member of the Compensation Committee was at any time during 2015 an officer or employee of the company or any of its subsidiaries, and no interlocks exist with respect to Compensation Committee members.

BOARD OF DIRECTORS — OPERATION

Committee Charters

Each committee of the Board of Directors has a written charter setting forth the responsibilities of the committee in detail. The charters are reviewed annually and updated as necessary to comply with relevant regulations. The committee charters can be found on the company’s website at www.mt.com under “About Us/Investor Relations/Corporate Governance” and are available free of charge in print to any shareholder who requests them. The primary functions of the committees are as follows:

Audit	Compensation	Nominating & Corporate Governance
• Oversees the accounting and financial reporting process of the company	• Discharges the responsibilities of the company’s Board of Directors relating to compensation of the company’s executives	• Identifies, screens, and recommends qualified candidates to serve as directors of the company

•

Assists with board oversight of
the integrity of the company’s
financial statements, and the
sufficiency of the independent
registered public accounting
firm’s review of the company’s
financial statements

	• Reviews and monitors compensation arrangements so that the company continues to retain, attract, and motivate quality employees	• Advises the board on the structure and membership of committees of the board
• Assists with board oversight of the performance of the company’s internal audit function	• Reviews an annual report on executive compensation for inclusion in the company’s proxy statement	• Develops and recommends to the board corporate governance guidelines applicable to the company
• Oversees the appointment, engagement and performance of the company’s independent registered public accounting firm	• Reviews the Compensation Discussion and Analysis included in the company’s proxy statement	• Leads the board in its annual review of the board’s performance
• Assists with board oversight of the company’s compliance with legal and regulatory requirements

AUDIT COMMITTEE REPORT

The Audit Committee assists the board in overseeing the accounting and financial reporting processes of the company and audits of the financial statements of the company. The Audit Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us/Investor Relations/Corporate Governance.” In discharging its oversight role, the Audit Committee discussed the audited financial statements contained in the 2015 annual report separately with the company’s independent registered public accounting firm and the company’s management and reviewed the company’s internal controls and financial reporting.

The company’s independent registered public accounting firm, PricewaterhouseCoopers LLP (PwC), is responsible for auditing the company’s consolidated financial statements as well as the company’s internal control over financial reporting. PwC issues opinions as to (1) whether the financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the company and its subsidiaries in accordance with accounting principles generally accepted in the United States of America, and (2) whether the company maintained, in all material respects, effective control over financial reporting.

Audited Financial Statements

In reviewing the company’s audited financial statements with PwC, the Audit Committee discussed the matters required to be discussed by the Public Company Accounting Oversight Board’s Auditing Standard No. 16, as amended, and other matters including, without limitation:

•	PwC’s responsibilities under generally accepted auditing standards, including the nature and scope of their audits;
•	the written disclosures and confirming letter from PwC regarding their independence required under the Public Company Accounting Oversight Board Rule 3526;
•	certain matters regarding the company’s accounting policies, practices, and estimates;
•	the auditor’s evaluation of the quality of the company’s financial reporting;
•	information related to significant unusual transactions, including the business rationale for such transactions;
•	an overview of the overall audit strategy, including timing of the audit, significant risks the auditor identified, and significant changes to the planned audit strategy or identified risks;
•	any material weaknesses or significant deficiencies in internal controls over financial reporting; and
•	the extent of any significant accounting adjustments.

In reviewing the company’s audited financial statements with the company’s management, the Audit Committee discussed the same topics listed above with management, including, without limitation, the process used by management in formulating accounting estimates and the reasonableness of those estimates.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board approved, that the audited financial statements be included in the company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Independent Registered Public Accounting Firm Fees

	Audit Fees	Audit-Related Fees	Tax Fees	All Other Fees
2015	$3,452,000	$10,000	$292,000	$16,000
2014	$3,682,000	$104,200	$289,000	$1,800

AUDIT COMMITTEE REPORT

Audit Fees — Represents fees for (i) the audit of the annual financial statements and internal control over financial reporting, (ii) review of financial statements included in quarterly reports on Form 10-Q, and (iii) audit services provided in relation to our Blue Ocean program of information technology investment.

Audit-Related Fees — No significant audit-related services were performed by PwC for the company in 2015 or 2014.

Tax Fees — The 2015 and 2014 tax fees were primarily for tax compliance-related services.

Other Fees — No significant other services were performed by PwC for the company in 2015 or 2014.

The Audit Committee has determined that PwC’s provision of the services included in the categories “Tax Fees” and “Other Fees” is compatible with PwC maintaining its independence. All non-audit services were approved in advance by the Audit Committee pursuant to the procedures described below.

Audit Committee Approval of Non-Audit Services

The Audit Committee approves all non-audit services PwC provides in accordance with the following framework:

•	The Audit Committee is considered to have pre-approved any project in an approved category that is less than $50,000 in fees. Specific projects in excess of this amount and any potential projects not included in the pre-approval framework are presented to the Audit Committee Chairman for his advance approval.
•	On a quarterly basis, PwC reports all non-audit services outside of the pre-approval framework to the Audit Committee and any proposals for non-audit services in the upcoming quarter.
•	The Audit Committee reviews all non-audit fees at least annually.

The independent registered public accounting firm ensures that all audit and non-audit services provided to the company have been approved by the Audit Committee. Each year, the company’s management and the independent registered public accounting firm confirm to the Audit Committee that every non-audit service being proposed is permissible.

Independent Registered Public Accounting Firm for 2016

The Audit Committee has appointed PwC as the company’s independent registered public accounting firm to audit and report on the company’s consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2016 and to perform such other services as may be required of them.

Respectfully submitted by the members of the
Audit Committee:

Francis A. Contino, Chairman
Wah-Hui Chu
Thomas P. Salice

PROPOSAL TWO:
RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

You are being asked to ratify the appointment of PricewaterhouseCoopers LLP (PwC) as the company’s independent registered public accounting firm. The Audit Committee has appointed PwC, independent public accountants, to audit and report on the company’s consolidated financial statements for the fiscal year ending December 31, 2016 and to perform such other services as may be required of them. PwC’s appointment is ratified if a majority of votes cast, excluding abstentions, with respect to this proposal are voted “FOR.”

Auditor Attendance at Annual Meeting

Representatives of PwC are expected to be present at the annual meeting. They will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

Limitation on Amount of Audit Fees

We have no existing direct or indirect understandings or agreements with PwC that place a limit on current or future years’ audit fees. Please see the Audit Committee Report above for further details concerning PwC’s fees.

The Board of Directors recommends that you vote FOR ratification of the appointment of PwC as independent registered public accounting firm. Proxies will be voted “FOR” ratification of the appointment of PwC unless otherwise specified in the proxy.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

The Nominating and Corporate Governance Committee assists the board in identifying and recommending individuals to be nominated for election to the Board of Directors by shareholders. The committee is responsible for advising the board on the structure and membership of committees of the board as well as developing corporate governance guidelines applicable to the operation of the company. The Nominating and Corporate Governance Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us/Investor Relations/Corporate Governance.” We describe below the process the committee established to nominate directors to the Board of Directors as well as some of the committee’s recent corporate governance activities.

Director Nomination Process

When there is an actual or anticipated board vacancy, candidates for the Board of Directors may be recommended by (i) any member of the Nominating and Corporate Governance Committee, (ii) other board members, (iii) third parties engaged for that purpose by the committee, and/or (iv) the company’s shareholders. The Nominating and Corporate Governance Committee will consider shareholder recommendations and evaluate them in the same manner as other candidates. Shareholders interested in recommending a person to be a director of the company must make such recommendation in writing. The recommendation must be forwarded to the Secretary of the company at: Mettler-Toledo International Inc., Im Langacher 44, 8606 Greifensee, Switzerland. Shareholder recommendations must include the information and be sent within the time-frames specified in the company’s by-laws, a copy of which can be obtained from the Secretary. Additional details regarding minimum qualifications for director nominees can be found in the corporate governance guidelines on the company’s website at www.mt.com under “About Us/Investor Relations/Corporate Governance.”

The Nominating and Corporate Governance Committee proceeds as follows in nominating candidates for a position on the company’s Board of Directors.

(1)	The committee begins by working with the Chairman of the Board and the Chief Executive Officer to determine the specific qualifications, qualities, and skills that are desired for potential candidates to fill the vacancy on the board. The committee makes this determination based upon the current composition of the board, the specific needs of the company, and the Minimum Qualifications for Directors included in the corporate governance guidelines. These state that the Board of Directors should be composed of successful individuals who demonstrate integrity, reliability, knowledge of corporate affairs, a general understanding of the company’s business, and an ability to work well together. The committee considers diversity in business background, area of expertise, gender, and ethnicity. The committee also evaluates longer-term board succession, taking into account the demographics of respective board members.
(2)	The Nominating and Corporate Governance Committee will then compile a list of all candidates recommended to fill the vacancy on the board. Candidates who meet the desired qualifications, qualities, and skills will be required to provide information regarding the candidates’ background, experience, independence, and other information.
(3)	Members of the Nominating and Corporate Governance Committee, the Chairman of the Board, the Chief Executive Officer, and, in appropriate cases, other board members, will interview those candidates who have completed the questionnaire.
(4)	Following these interviews, the full Nominating and Corporate Governance Committee considers the qualifications of each candidate to ensure that each candidate meets the specific qualities and skills that are desired. The committee will propose to the Board of Directors for consideration a list of candidates qualified for the position.

NOMINATING AND CORPORATE GOVERNANCE COMMITTEE REPORT

During 2015, the Nominating and Corporate Governance Committee evaluated changes in individual Directors’ professional status to evaluate their ability to continue serving on the board. They also identified and interviewed candidates, and filled a vacancy on the board. With regard to the current board nominees, the Nominating and Corporate Governance Committee has recommended to the board that Mr. Francis be nominated for election and eight current directors be nominated for re-election.

In 2015, the Nominating and Corporate Governance Committee also oversaw the adoption of certain amendments to the company’s by-laws.

Respectfully submitted by the members of the
Nominating and Corporate Governance
Committee:

George M. Milne, Chairman
Wah-Hui Chu
Hans Ulrich Maerki

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

The primary elements of our executive compensation program are:

Pay Element:	Base salary	Cash incentive	Long-term incentive
Frequency:	Reviewed annually	Determined annually	Reviewed annually
Type:	Cash	Cash	Equity
Performance Period:	1 year	1 year	Generally vest over 5 years
Performance Measure:	N/A	EPS, net cash flow, sales	Stock price appreciation

Our named executive officers for 2015 were:

Name	Title
Olivier A. Filliol	President and Chief Executive Officer
William P. Donnelly	Executive Vice President
Thomas Caratsch	Head of Laboratory
Marc de La Guéronnière	Head of European and North American Market Organizations
Simon Kirk	Head of Product Inspection

This Compensation Discussion and Analysis describes our executive compensation program, focusing on the compensation of our named executive officers.

The Compensation Committee oversees our executive compensation program.  In carrying out its duties, the Compensation Committee receives information and recommendations from the Chairman, the Head of Human Resources, and the Chief Executive Officer, and consults with outside compensation consultants as it deems appropriate.

In establishing executive compensation policies the Compensation Committee considers, among other things, the results of the Advisory Vote to Approve Executive Compensation from the prior year’s Annual Meeting of Shareholders. The result of last year’s advisory vote was very positive with 95% of votes cast in favor of the company’s compensation of its named executive officers. In 2015, the Compensation Committee did not make any material changes to its executive compensation policies.

The Compensation Committee uses independent compensation consultant Pearl Meyer & Partners.  They provide market surveys of executive compensation in technology firms in comparable industries (including scientific instrument firms), which are considered in setting compensation levels. See the Compensation Committee Report for a discussion of the Committee’s review of Pearl Meyer & Partners’s independence.

The objectives of our executive compensation programs are:

•	Ensure compensation reflects market performance. The company links pay to performance in part by setting challenging, objectively measurable targets, and paying cash incentives designed to reward achievement of those targets. At the same time, when performance is only at or below target, compensation tends to be below market.
•	Focus executives on achieving financial and operating objectives that provide long-term shareholder value creation. The company does this in part by linking long-term compensation to the company’s long-term performance. The annual cash incentive is also tied to relevant metrics, including growth in earnings per share.
•	Align executives’ interests with those of the company’s shareholders. The company does this with its long-term incentives and by enforcing the equity ownership guidelines described below.
•	Attract and retain the best talent. Total compensation must be competitive in the global personnel market in which we operate.

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program follows best practices:

•	We consult independent compensation consultants to ensure our executive compensation is in line with industry and market standards.
•	We deploy a mix of short and long term incentives to ensure compensation aligns with performance and motivates long-term shareholder value creation.
•	We have an executive compensation clawback policy to ensure basic fairness: that amounts paid are not erroneously too high.
•	We maintain executive share ownership guidelines that align executives’ interests with shareholders’.
•	We prohibit directors and executives from hedging the ownership of company securities.
•	We responsibly manage the use of equity compensation.

Our executive compensation is aligned with performance.  In 2015, we grew earnings per share by 9% despite a challenging global economic environment, due to management’s proactive gross margin expansion and cost control.

In light of this achievement, the key components of 2015 executive compensation were as follows:

•	Salaries — Base salaries were reviewed and left unchanged or moderately increased based on salary survey data, local market conditions, and individual performance.
•	Annual Cash Incentives — The average target achievement for our named executive officers in 2015 was 104%, resulting in incentive payments of between 46% and 73% of base salary.
•	Long-Term Incentives — The value of stock options granted to our named executive officers in 2015 increased by between 5% and 11% compared to 2014, reflecting both survey data and individual performance.

Compensation Program Elements

The company’s compensation program consists of three main elements: base salary, an annual cash incentive, and long-term incentive compensation. The majority of executive compensation is performance-based, and is paid in the form of the annual cash incentive and long-term incentive compensation.

Our goal is to ensure that the three main elements of compensation are carefully considered and fair, and that executives are motivated to further the interests of shareholders, both short-term and long-term.

Each year the Compensation Committee separately reviews each of the three elements, as well as total compensation. It takes into account the company’s growth and performance, individual executive performance, and developments in the markets in which we compete for talent. In evaluating the competitiveness of the company’s executive compensation, the Compensation Committee periodically conducts both broad-based surveys of executive compensation and surveys of the compensation of executives in the instruments and electronics industries. In 2015, Pearl Meyer & Partners provided survey data using confidential surveys relating to CEO and senior executive compensation at technology companies in comparable industries, including scientific instruments firms, and firms of similar size to the company. They also provided data on peer company compensation at Ametek, Bio-Rad Laboratories, Bruker, FLIR Systems, Pall, PerkinElmer, Rockwell Automation, Roper Technologies, Teledyne Technologies, and Waters. The Compensation Committee also reviewed CEO compensation data from certain Swiss industrial public companies of a similar size and international organizational structure as the company.

Base Salary

The company’s goal is to pay base salaries that are approximately at or somewhat below the median. Based on broad-based and peer company surveys, we believe base salaries for our executive officers are generally slightly lower than those at peer companies. Although a competitive base salary is necessary and appropriate to

COMPENSATION DISCUSSION AND ANALYSIS

attract and retain high quality talent, we believe the majority of executive compensation should be paid in ways that link pay with performance. We accomplish this through the annual cash incentive and long-term incentives.

Changes in 2015 Compensation

Based on its review of the salary survey data referred to above, local market conditions, and taking into account each individual’s performance, the Compensation Committee left the 2015 base salary for Messrs. Filliol, Caratsch, and Kirk unchanged and increased the base salary for Mr. de La Guéronnière by 2% and Mr. Donnelly by 1%, in each case effective April 1st. Based on the quality of leadership of the management team, and the overall performance of the company, the committee believes management’s compensation is appropriate.

In light of the strengthening of the Swiss franc and cost measures taken in Switzerland, management offered to take voluntary pay cuts. The Compensation Committee agreed to reduce the cash compensation of Swiss-based executives by up to 5%, effective January 1, 2016 for the CEO, and effective April 1 for the other officers.

Annual Cash Incentive

We link pay with performance through our cash incentive plan, called POBS Plus. The purpose of the incentive plan is to provide an incentive to key employees of the company to reward them for driving the success of the company as measured based on objective financial criteria. The incentive plan is administered by the Compensation Committee. At the end of each year, the Compensation Committee establishes the performance targets on which each participant’s incentive is based for the coming year. The targets used relate closely to our annual plan and budget, which are approved by the full Board of Directors each year. The targets are set taking into account the economic environment, the health of the company’s end-user markets, and the challenges and opportunities of the company’s various businesses. See “2015 Threshold, Target, Maximum, and Actual Performance” below.

In addition, between 12 and 20 percent of the incentive for each participant in the POBS Plus incentive plan is based on individual objective performance targets relating to the company’s annual business objectives. The Compensation Committee directly evaluates the Chief Executive Officer’s performance on his individual targets, and reviews the CEO’s recommendation on the individual target performance of the other executive officers. The Compensation Committee reviews the audited results of the company’s performance against each participant’s performance targets and determines the incentive payment, if any, earned by each participant.

Cash Incentive Payment as % of Base Salary

	Achievement vs. Target Levels
Name	<90%	100% (Target)	130% (Maximum)
Olivier A. Filliol	—	50%	169.4%
William P. Donnelly	—	45%	157.5%
Other Named Executive Officers	—	45%	160.5%

The plan provides that targets for 100% achievement should be challenging and ambitious, but also realistic and attainable such that it is possible to achieve and exceed them. The impact of over- or under-achieving targets on the annual incentive can be significant. The company and Board of Directors therefore approach the target setting process with care and consideration. We believe targets are set consistently with the philosophy of the POBS Plus plan that they be challenging and ambitious. In the last five years the average target achievement for the named executive officers was 103.5%.

COMPENSATION DISCUSSION AND ANALYSIS

2015 Threshold, Target, Maximum, and Actual Performance

2015 Performance Targets	Threshold	Target	Maximum	Actual
Adjusted Non-GAAP Earnings Per Share(1)	$ 12.40	$ 12.79	$ 13.96	$ 12.90
Net Cash Flow(2)	$406.7 million	$428.7 million	$494.7 million	$450.3 million
Group Sales (at budgeted currency rates)	$2,399.4 million	$2,448.9 million	$2,597.4 million	$2,428.1 million

(1)	Excludes purchased intangible amortization (net of tax) of $3.9 million, and restructuring charges (net of tax) of $8.5 million.
(2)	Represents cash flow from operations before tax payments and voluntary pension payments less capital expenditures, restructuring payments, and excess tax benefits from share-based payment arrangements.

The 2015 weighted performance relative to targets resulted in the following incentive payments as a percent of base salary under the POBS Plus plan for 2015:

Mr. Filliol	73%
Mr. Donnelly	62%
Mr. Caratsch	67%
Mr. de La Guéronnière	69%
Mr. Kirk	46%

Clawback Policy

The board believes it is good corporate governance and in the interests of shareholders to have a recoupment or “clawback” policy concerning incentive-based compensation, specifically with regard to the company’s variable cash compensation, the POBS Plus plan. As a matter of basic fairness, the board wishes to correct for errors in the event of certain accounting restatements affecting incentive-based compensation to ensure that amounts paid are not erroneously too high.

In July 2013, the board adopted a clawback policy that applies to all executive officers and certain other individuals. In the event the company is required to prepare an accounting restatement due to the material noncompliance of the company with any financial reporting requirement under the securities laws (other than a restatement caused by a change in applicable accounting rules or interpretations), the board will review the specific facts and circumstances and take such actions as it considers appropriate in its sole discretion with respect to the incentive-based compensation of covered individuals as follows:

With respect to POBS Plus cash incentives, the board will determine the amount that would have been due under the restated financial results, and whether to seek reimbursement of any excess amount that was paid (net of any taxes paid but taking into account any deductions that may be taken upon repayment) for cash incentives paid within the three-year period prior to the determination of the necessary restatement.

Long-Term Incentives

Another method we have historically used to link pay with performance is awarding stock options, which we believe aligns management’s long-term interests with those of the company’s shareholders. All named executive officers’ outstanding stock options (including those granted in 2015) vest over five years, 20% per year, starting on the first anniversary of the date of grant, except performance options granted in 2008, which fully vested by their terms in 2013. Options have a term of ten years. We expect future grants will similarly have, at a minimum, vesting schedules of five years and terms of ten years.

In determining the size of each named executive officer’s stock option grants, the Compensation Committee evaluates the relative importance of the individual’s job, the contribution and performance of the individual, their years of service, and their total compensation, as well as competitive information about equity as described above relative to each individual. In 2015, these factors led to the grant of stock options with the grant date fair values each as described in the table “Grant of Plan-Based Awards.”

The Compensation Committee believes that past performance is just one factor to take into account in determining the size of future awards.

COMPENSATION DISCUSSION AND ANALYSIS

Option Grant Practices and Policy

The Compensation Committee approves all option grants. Option grants are typically made once each year when the overall annual compensation review takes place (typically in late October or early November each year). The Compensation Committee and Board meeting dates are set several years in advance, and the option grants are made on the meeting date. In the past, the Committee has also made initial grants to individual executive officers at the time they started serving as executive officers. All options have an exercise price equal to the closing price of the company’s shares on the New York Stock Exchange on the date of grant.

Equity Ownership Guidelines

The Compensation Committee feels it is important for senior executives to have a significant portion of their ongoing compensation tied to the interests of shareholders. In 2009, the Compensation Committee implemented equity ownership guidelines for executive officers that call for the individuals to accumulate equity ownership as follows:

Category	Value of Equity Ownership Required
CEO	5x base salary
Executive Vice President and CFO	3x base salary
Other executive officers	2x base salary

The following types of equity count towards the ownership requirement: shares held directly, vested and unvested restricted stock units (if any), and the in-the-money value of vested stock options. Individuals have five years from the date of appointment as an officer to meet the ownership requirement. If an individual does not meet the requirement within the relevant time periods, the Compensation Committee has the discretion not to make further equity grants to that person. If an individual has met their requirement but subsequently falls below due to a drop in share price, they will have 24 months to rebuild their ownership, subject to Compensation Committee discretion. All officers satisfy the equity ownership guidelines.

Company Equity Hedging Policy

The board and the company’s executive officers are prohibited from any transaction hedging the ownership of company securities, including trading in publicly-traded options, puts, calls, or other derivative instruments that are directly related to company securities. This policy does not apply to employees who are not executive officers.

Share Purchase Plan

In 2007, the board approved the Mettler-Toledo 2007 Share Purchase Plan. Under the plan, executive officers may purchase company shares using all or a portion of their cash incentive payable under the POBS Plus plan, subject to approval of the Compensation Committee. The issue price for shares under the plan will be equal to the New York Stock Exchange closing price on the date of issuance, which occurs before March 15 of each year. All shares issued pursuant to the plan are restricted for a period of five years from the date of issuance, during which time they may not be sold, assigned, transferred, or otherwise disposed of, nor may they be pledged or otherwise hypothecated, except in the case of death or disability.

Tax Treatment

Section 162(m) of the Internal Revenue Code prohibits the company from deducting compensation in excess of $1 million paid to certain employees, generally its CEO and its three other most highly compensated executive officers (excluding the CFO), unless that compensation qualifies as performance-based compensation. We maintain flexibility to balance the need to fairly compensate the company’s executive officers with the company’s ability to deduct compensation pursuant to Section 162(m).

COMPENSATION DISCUSSION AND ANALYSIS

Tax Equalization Agreements (Swiss Executives)

The company is a party to tax equalization agreements with Messrs. Caratsch, Filliol, and Kirk, who are non-U.S. citizens and non-U.S. residents and who pay income tax on their earnings in Switzerland. The individuals do not receive any cash benefit from the agreements, the principle of which is to leave the employee in exactly the same position (i.e., no better and no worse off) as if they had not become subject to U.S. taxation on a portion of their income. Under the tax equalization agreements, the company has agreed to pay taxes borne by these executives in respect of incremental taxation being due in the United States by virtue of their work for the company there. Because the individuals are left no better and no worse off than had they not become subject to U.S. taxation, the Compensation Committee does not believe it is appropriate to take into account the U.S. taxes paid by the company under the tax equalization agreements when determining the employees’ compensation each year. In cases where the individual’s Swiss taxes are lower as a result of the company having paid these U.S. tax amounts, the individual must make a payment to the company under the tax equalization agreement.

Employment Agreements

The company is a party to employment agreements with each of the named executive officers. These agreements provide for a base salary subject to adjustment and participation in our cash incentive plan and other employee benefit plans. Each agreement prohibits the executive from competing with the company for a period of 12 months after termination of employment. The agreements have no fixed term but may be terminated without cause by either party on 12 months’ notice, during which period the executive is entitled to full compensation under the agreement, including payment of base salary, target cash incentive, and continuation of benefits.

The equity compensation arrangements are separately described in the sections below entitled “Grants of Plan-Based Awards” and “Outstanding Equity Awards at Fiscal Year-End.” The operation of the employment agreements in the context of a termination or a change in control is separately described below under “Payments Upon Termination or Change in Control.”

COMPENSATION DISCUSSION AND ANALYSIS

Summary Compensation Table(1)

Name and Principal Position	Year	Base Salary ($)	Stock Awards ($)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
Olivier A. Filliol President and Chief Executive Officer	2015	$917,715	—	$3,575,041	$665,802	n.a.	$1,515,228	$6,673,786
	2014	917,715	—	3,371,905	930,471	$192,669	(589,861)	4,822,899
	2013	917,715	—	3,122,153	429,949	192,669	501,814	5,164,300
William P. Donnelly Executive Vice President	2015	404,797	—	1,293,771	251,839	n.a.	27,102	1,977,509
	2014	395,850	—	1,237,970	329,066	n.a.	24,821	1,987,707
	2013	390,000	—	1,179,347	153,194	n.a.	36,246	1,758,787
Thomas Caratsch Head of Laboratory	2015	324,483	—	493,285	218,734	n.a.	305,304	1,341,806
	2014	324,483	—	469,722	254,232	79,985	52,482	1,180,904
	2013	324,483	—	449,386	90,985	79,985	75,171	1,020,010
Marc de La Guéronnière Head of EU and NA	2015	250,592	—	694,219	172,027	54,738	16,083	1,187,659
	2014	244,215	—	654,893	209,423	52,635	15,777	1,176,943
	2013	235,085	—	611,894	157,125	48,924	15,678	1,068,706
Simon Kirk Head of Product Inspection	2015	337,894	—	388,874	154,654	n.a.	188,737	1,070,159
	2014	337,894	—	350,156	172,123	83,290	128,729	1,072,192
	2013	337,894	—	318,052	107,349	83,289	144,342	990,926

(1)	All amounts shown were paid in Swiss francs, except amounts paid to Mr. Donnelly and U.S. tax equalization payments, which were paid in U.S. dollars, and amounts paid to Mr. de La Guéronnière, which were paid in Euros. For purposes of this table, all amounts paid in Swiss francs were converted to U.S. dollars at a rate of CHF 0.9619 to $1.00, and amounts paid in Euros were converted to U.S. dollars at a rate of EUR 0.9006 to $1.00, in each case the respective average exchange rate in 2015.
(2)	Represents the aggregate grant date fair value of stock option awards for each individual computed in accordance with ASC 718. The valuation assumptions associated with such awards are discussed in Note 11 to the company’s financial statements included in the Form 10-K for the fiscal year ending December 31, 2015.
(3)	Amounts shown are the annual cash incentive earned under the company’s POBS Plus incentive plan.
(4)	In 2014 and 2013, represents the change in actuarial present value of each individual’s accumulated benefit under the Mettler-Toledo Fonds pension plan, a Swiss cash balance benefit plan, consisting of the company’s contributions to the plan on behalf of each individual. Starting with 2015, payments to individual retirement accounts are reflected in the column “All Other Compensation” and described in footnote 5. In the case of Mr. de La Guéronnière, represents the company’s contributions to the French pension plan.
(5)	Includes tax equalization payments and other miscellaneous benefits as set out below. As described in the Compensation Discussion and Analysis above, the individuals do not receive any cash benefit from the tax equalization payments. The principle of the tax equalization is to leave the employee in exactly the same position (i.e., no better and no worse) as if they had not become subject to U.S. taxation on a portion of their income. As such, the Compensation Committee does not believe it is appropriate to include these tax equalization amounts when determining the employees’ compensation each year. Negative amounts represent payments by the individual to the company, for example as a result of lower Swiss taxes being due by virtue of the U.S. tax payments.

COMPENSATION DISCUSSION AND ANALYSIS

Miscellaneous personal benefits, none of which individually exceeds $25,000 in value unless otherwise stated, include car allowances, expense allowances, tax return preparation, and the value of meals in the company cafeteria. In the case of Messrs. Caratsch, Donnelly, Filliol, and Kirk, they also include the company’s payments to individual retirement accounts. Prior to 2015, corresponding amounts for the Swiss-based executives are included in the column “Changes in Pension Value and Nonqualified Deferred Compensation Earnings.” In Mr. Kirk’s case, benefits in 2013 and 2014 include a schooling allowance of $93,565, and in 2015 a schooling allowance of $86,502.

Name	Year	Tax Equalization	Retirement Contribution	Miscellaneous Benefits
Olivier A. Filliol	2015	$1,286,554	$193,492	$35,182
	2014	(623,626)	n.a.	33,765
	2013	462,995	n.a.	38,819
William P. Donnelly	2015	n.a.	16,178	10,924
	2014	n.a.	13,897	10,924
	2013	n.a.	13,975	22,271
Thomas Caratsch	2015	200,897	79,985	24,422
	2014	27,138	n.a.	25,344
	2013	44,773	n.a.	30,398
Marc de La Guéronnière	2015	n.a.	n.a.	16,083
	2014	n.a.	n.a.	15,777
	2013	n.a.	n.a.	15,678
Simon Kirk	2015	(12,235)	83,291	117,681
	2014	8,000	n.a.	120,729
	2013	17,260	n.a.	127,082

Grants of Plan-Based Awards

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1) [POBS Plus Cash Incentive]			Grant Date(2)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Name	Threshold ($)	Target ($)	Maximum ($)
Olivier A. Filliol	0	$458,857	$1,554,609	11/05/2015	38,520	$312.36	$3,575,041
William P. Donnelly	0	182,610	639,135	11/05/2015	13,940	312.36	1,293,771
Thomas Caratsch	0	146,017	520,795	11/05/2015	5,315	312.36	493,285
Marc de La Guéronnière	0	113,324	404,191	11/05/2015	7,480	312.36	694,219
Simon Kirk	0	152,052	542,319	11/05/2015	4,190	312.36	388,874

(1)	Represents the range of cash incentive payments possible under the company’s POBS Plus incentive plan in respect of the 2015 fiscal year. The maximum incentive possible is 169.4% of base salary for Mr. Filliol, 157.5% for Mr. Donnelly, and 160.5% of base salary for the other named officers. The target cash incentive is 50% of base salary for Mr. Filliol and 45% of base salary for the other named officers. The actual incentive earned in each year is included in the “Summary Compensation Table” above.
(2)	Each of the stock and option awards was made under the Mettler-Toledo International Inc. 2013 Equity Incentive Plan. The option grants vest in five equal annual installments starting on the first anniversary of the date of grant.
(3)	The grant date fair value of the options of $92.81 per share has been computed in accordance with ASC 718 using the Black-Scholes option pricing model, based upon the following assumptions: estimated time until exercise of 5.7 years; a risk-free interest rate of 1.65%; a volatility rate of 28%; and a zero dividend yield. The Black-Scholes option pricing model is only one method of valuing options. The actual value of the options may significantly differ, and depends on the excess of the market value of the common stock over the exercise price at the time of exercise.

COMPENSATION DISCUSSION AND ANALYSIS

Outstanding Equity Awards at Fiscal Year-End

	Option Awards(1)					Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Grant Date	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Units of Stock That Have Not Vested ($)
Olivier A. Filliol
	51,800	0	$105.11	11/01/2007	11/01/2017
	66,800	0	$112.37	01/03/2008	01/03/2018
	83,100	0	$90.76	10/28/2009	10/28/2019
	67,260	0	$133.00	11/03/2010	11/03/2020
	52,792	13,198	$149.95	11/02/2011	11/02/2021
	35,958	23,972	$169.37	10/31/2012	10/31/2022
	18,828	28,242	$244.99	11/07/2013	11/07/2023
	8,686	34,744	$263.62	11/06/2014	11/06/2024
	0	38,520	$312.36	11/05/2015	11/05/2025
William P. Donnelly
	27,500	0	$112.37	01/03/2008	01/03/2018
	45,100	0	$73.69	11/06/2008	11/06/2018
	32,490	0	$90.76	10/28/2009	10/28/2019
	25,105	0	$133.00	11/03/2010	11/03/2020
	19,796	4,949	$149.95	11/02/2011	11/02/2021
	13,755	9,170	$169.37	10/31/2012	10/31/2022
	7,112	10,668	$244.99	11/07/2013	11/07/2023
	3,189	12,756	$263.62	11/06/2014	11/06/2024
	0	13,940	$312.36	11/05/2015	11/05/2025
Thomas Caratsch
	7,320	0	$90.76	10/28/2009	10/28/2019
	10,570	0	$133.00	11/03/2010	11/03/2020
	7,824	1,956	$149.95	11/02/2011	11/02/2021
	5,547	3,698	$169.37	10/31/2012	10/31/2022
	2,710	4,065	$244.99	11/07/2013	11/07/2023
	1,210	4,840	$263.62	11/06/2014	11/06/2024
	0	5,315	$312.36	11/05/2015	11/05/2025
Marc de La Guéronnière
	15,525	0	$90.76	10/28/2009	10/28/2019
	12,555	0	$133.00	11/03/2010	11/03/2020
	10,180	2,545	$149.95	11/02/2011	11/02/2021
	7,347	4,898	$169.37	10/31/2012	10/31/2022
	3,690	5,535	$244.99	11/07/2013	11/07/2023
	1,687	6,748	$263.62	11/06/2014	11/06/2024
	0	7,480	$312.36	11/05/2015	11/05/2025
Simon Kirk						436	$147,861
	3,852	2,568	$169.37	10/31/2012	10/31/2022
	1,918	2,877	$244.99	11/07/2013	11/07/2023
	902	3,608	$263.62	11/06/2014	11/06/2024
	0	4,190	$312.36	11/05/2015	11/05/2025

(1)	Each of the options vests ratably over five years starting from the first anniversary of the date of grant, except the January 3, 2008 grants, which vested in full on March 1, 2013.
(2)	Mr. Kirk received a grant of 1,090 restricted stock units in February 2012. The restrictions on these restricted stock units lapse ratably over five years from the first anniversary of the date of grant. The market value figure shown in the Stock Awards column is calculated using the closing share price of $339.13 on December 31, 2015.

COMPENSATION DISCUSSION AND ANALYSIS

Option Exercises and Stock Vested in Fiscal 2015

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Net Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Olivier A. Filliol	125,000	$30,962,799	—	$—
William P. Donnelly	61,500	14,499,841	—	—
Thomas Caratsch	15,600	3,228,145	—	—
Marc de La Guéronnière	16,000	4,021,166	—	—
Simon Kirk	—	—	218	67,342

Pension Benefits(1)

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Olivier A. Filliol	n.a.	n.a.	n.a.	n.a.
William P. Donnelly	n.a.	n.a.	n.a.	n.a.
Thomas Caratsch	n.a.	n.a.	n.a.	n.a.
Marc de La Guéronnière	ARRCO/AGIRC	14	n.a.	0
Simon Kirk	n.a.	n.a.	n.a.	n.a.

(1)	Mr. de La Guéronnière participates in the French pension system, which is a type of contributory pension plan under which pensions are calculated on the basis of “points” acquired according to contributions made by the employer and employee during the employment period.

COMPENSATION DISCUSSION AND ANALYSIS

Payments Upon Termination or Change in Control

Pursuant to their employment agreements described above, each of the named executive officers may be terminated after giving the requisite notice. In the event of certain terminations, the executives are entitled to receive full compensation during the notice period.

The following table reflects payments that would have been made to the named executive officers if they had been terminated on various grounds, assuming that notice of termination was given on December 31, 2015. The actual amounts to be paid out can only be determined at the time of any such executive’s termination of employment. This table does not include information about any contracts, agreements, plans, or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers and that are available generally to all salaried employees.

Potential Payments Upon Termination or Change in Control(1)

Name	For Cause/Death/ Disability/ Retirement(2)	Not For Cause/For Good Reason/All Other(3)
Olivier A. Filliol
Base Salary	0	$917,715
Cash Incentive	0	458,857
Benefits	0	219,066
Total	0	1,595,638
William P. Donnelly
Base Salary	0	405,800
Cash Incentive	0	182,610
Benefits	0	10,000
Total	0	598,410
Thomas Caratsch
Base Salary	0	324,483
Cash Incentive	0	146,017
Benefits	0	94,799
Total	0	565,299
Marc de La Guéronnière
Base Salary	0	251,832
Cash Incentive	0	113,324
Pension	0	54,738
Benefits	0	13,756
Total	0	433,650
Simon Kirk
Base Salary	0	337,894
Cash Incentive	0	152,052
Benefits	0	104,863
Total	0	594,809

(1)	In a change in control situation, unless otherwise provided in an option agreement, all unvested outstanding options accelerate and become fully exercisable. Starting in 2013, grants to the named executive officers (except Messrs. Filliol and Donnelly) do not accelerate and do not vest automatically upon a change in control. For purposes of the table below, only options subject to accelerated vesting are assumed to accelerate and become fully exercisable as of December 31, 2015 (and unvested restricted stock units are assumed to vest in the case of Mr. Kirk). The expense associated with this acceleration is the same as absent a change in control, but would be incurred by the company earlier than over the normal course of the vesting period. The value of the named executive officers’

COMPENSATION DISCUSSION AND ANALYSIS

unvested stock options (and unvested restricted stock units of Mr. Kirk) as of December 31, 2015 is as follows (calculated as the difference between the share price on that date of $339.13 and the respective exercise price):

Name	Net Value of Accelerated Unvested Stock Options
Olivier A. Filliol	$12,879,686
William P. Donnelly	4,833,616
Thomas Caratsch	997,809
Marc de La Guéronnière	1,312,948
Simon Kirk	435,944
(2)	The named executive officers are not entitled to any additional compensation from the company or any additional option vesting upon a termination for cause or termination relating to disability or upon death or retirement. In a termination for cause, each employee forfeits vested as well as unvested stock options. U.S.-based employees have company-provided life insurance paying one time their annual compensation (up to $500,000) upon the employee’s death during employment. In Mr. Donnelly’s case, the insured amount is $500,000.
(3)	In all other terminations (including not for cause or for good reason), the individual is entitled to base salary, the cash incentive, and certain benefits for the contractual notice period in their respective employment agreement. Pursuant to the operation of our equity plans applicable to all employees, the individual is also entitled to additional option vesting during the notice period.

COMPENSATION COMMITTEE REPORT

The Compensation Committee assists the board in reviewing and monitoring the compensation of the company’s executives. The Compensation Committee operates pursuant to a written charter, a copy of which can be found on the company’s website at www.mt.com under “About Us/Investor Relations/Corporate Governance.”

The Compensation Committee is responsible for establishing compensation arrangements that allow the company to retain, attract, and motivate highly qualified employees. The Compensation Committee reviews the company’s total compensation budget, and sets the annual compensation of the company’s executive officers, including the Chief Executive Officer. It also evaluates and sets the compensation of the directors. In carrying out its duties, the Compensation Committee receives input and recommendations from the Chairman, Head of Human Resources, and the Chief Executive Officer regarding the amount and form of executive and director compensation.

Pursuant to its charter, the Compensation Committee has the sole authority to retain, terminate, obtain advice from, oversee, and compensate its outside advisors, including its compensation consultant. The company has provided appropriate funding to the Committee to do so. In 2015, the Compensation Committee retained Pearl Meyer & Partners (“PM&P”) as its independent executive compensation consultant. PM&P reports directly to the Compensation Committee, and the Compensation Committee may replace PM&P or hire additional consultants at any time. PM&P attends meetings of the Compensation Committee, as requested, and communicates with the Chair of the Compensation Committee between meetings; however, the Compensation Committee makes all decisions regarding the compensation of the company’s executive officers.

PM&P provides various executive compensation services to the Compensation Committee at its request with respect to the company’s executive officers and other key employees, as well as the Board of Directors and Chairman of the Board. The services PM&P provides include advising the Compensation Committee on the principal aspects of the executive compensation program and evolving best practices, and providing market information and analysis regarding the competitiveness of the company’s program design and awards in relation to the company’s performance.

The Compensation Committee reviews the services provided by its outside consultants and believes that PM&P is independent in providing executive compensation consulting services. The Compensation Committee conducted a specific review of its relationship with PM&P, and determined that PM&P’s work for the Committee in 2015 did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, or applicable rules and regulations of the SEC and the NYSE. In making this determination, the Compensation Committee noted that during 2015:

•	PM&P did not provide any services to the company or its management other than service to the Compensation Committee, and its services were limited to executive compensation consulting. Specifically, it did not provide, directly or indirectly through affiliates, any non-executive compensation services, including, but not limited to, pension consulting or human resource outsourcing;
•	Fees from the company were less than 1% of PM&P’s total revenue during the year of 2015;
•	PM&P maintains a Conflicts Policy, which was provided to the Compensation Committee, with specific policies and procedures designed to ensure independence;
•	With regard to whether any of the individuals on the PM&P team assigned to the company has any business or personal relationship with members of the Compensation Committee outside of the engagement, there is just one business relationship which we and PM&P have reviewed and believe does not impact PM&P’s independence:
º	Mr. Salice is on the Compensation Committee of Waters Corporation, which is a client of Mr. Van Putten, the lead consultant from PM&P providing services to the company’s Compensation Committee.
º	Mr. Salice is the Co-Founder and Partner of SFW Capital Partners, LLC. Mr. Van Putten has provided compensation consulting assistance with respect to one of their portfolio companies.

COMPENSATION COMMITTEE REPORT

•	None of the PM&P consultants working on the company engagement, or PM&P, had any business or personal relationship with executive officers of the company; and
•	None of the PM&P consultants working on the company engagement directly own company stock.

The Compensation Committee monitors the independence of its compensation consultant on an annual basis.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement. On the basis of such review and discussions, the Compensation Committee recommended to the Board of Directors, and the board approved, that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted by the members of the
Compensation Committee:

Thomas P. Salice, Chairman
Michael A. Kelly
Hans Ulrich Maerki

PROPOSAL THREE:
APPROVAL OF THE POBS PLUS
INCENTIVE SYSTEM FOR GROUP MANAGEMENT

We are asking shareholders to re-approve the material terms of the company’s POBS Plus Incentive System for Group Management (the “Incentive Plan”). The Incentive Plan has proven successful over an extended time period. Shareholders approve the material terms of the Incentive Plan if a majority of votes cast with respect to this proposal, excluding abstentions, are voted “FOR.”

Description of the Incentive Plan

The purpose of the Incentive Plan is to provide a cash incentive to the executive management of the company, which currently consists of nine individuals including the Named Executive Officers. These cash incentives are intended to reward group management for driving the financial success of the company as measured by objective financial criteria.

The Compensation Committee of the Board of Directors administers the Incentive Plan. At the end of each year, the Compensation Committee establishes the performance targets that are the basis for each participant’s incentive for the coming year. The financial targets used relate closely to our annual plan and budget, which the full Board of Directors approves each year. Targets may be based upon any one or more of the following financial criteria:

•	earnings per share;
•	cash flow;
•	operating profit of business areas;
•	sales of the company and/or its business areas;
•	inventory turnover of the company and/or its business areas; and
•	days sales outstanding of business areas.

In addition, each participant has individual objective performance targets relating to the company’s annual business objectives, which make up between 10 and 20 percent of their total targets. After the conclusion of each year, the Compensation Committee reviews the audited results of the company’s performance against each participant’s performance targets and determines the incentive payment, if any, earned by each participant.

The Incentive Plan provides for payment of a cash incentive to participants calculated by reference to the performance targets. Below 90% target achievement the participant receives no payment. For each participant, a cash incentive is payable following achievement of more than 90% of the target level. For each full percentage point of target achievement above 90% and up to a maximum of 120% for individual performance targets and 130% for the company performance targets, a cash incentive of from 2.5% to 7.5% of the base salary of the participant is payable. Within the first 90 days of each year, the Compensation Committee establishes the percentage of base salary between 2.5% and 7.5% it will use in calculating the cash incentive for each participant.

The plan provides that targets for 100% achievement should be challenging and ambitious, but also realistic and attainable such that it is possible to achieve and exceed them. The impact of over- or under-achieving targets on the annual incentive can be significant. The company and Board of Directors therefore approach the target setting process with care and consideration. We believe targets are set consistently with the philosophy of the POBS Plus plan that they be challenging and ambitious.

PROPOSAL THREE:
APPROVAL OF THE POBS PLUS
INCENTIVE SYSTEM FOR GROUP MANAGEMENT

In the past five years the average target achievement for the named executive officers has ranged from 96% to 115%, resulting in the cash incentives shown in the table below. The table also shows the potential maximum payout for each officer.

Name of Officer	Smallest Cash Incentive Received 2011 – 2015	Largest Cash Incentive Received 2011 – 2015	Maximum Cash Incentive Possible for 2016
Olivier Filliol President and CEO	$429,949	$1,103,552	$1,554,609
William P. Donnelly Executive Vice President	153,194	365,387	639,135
Thomas Caratsch Head of Laboratory	90,985	259,034	520,795
Marc de La Guéronnière Head of EU and NA	74,417	209,423	404,191
Simon Kirk Head of Product Inspection	107,349	256,968	542,319

We cannot predict what future payouts under the plan will be, but in no event may an incentive greater than $2.5 million be paid under the Incentive Plan. At current salaries, the total potential maximum payouts to all nine participants in a given year would be approximately $5.5 million.

If a participant’s employment ends during the first half of a fiscal year, the cash incentive is generally paid pro rata on the basis of 95% target achievement. If a participant’s employment ends during the second half of a fiscal year, we measure target achievement at the end of the year and pay the cash incentive on a pro rata basis.

The Incentive Plan is also discussed above, in the Compensation Discussion and Analysis. The Board of Directors may amend or terminate the Incentive Plan at any time.

The Board of Directors recommends that you vote FOR approval of the company’s POBS Plus Incentive System for Group Management.

PROPOSAL FOUR:
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Under the Dodd-Frank Wall Street Reform and Consumer Protection Act enacted in July 2010 (the “Dodd-Frank Act”), the shareholders of the company are entitled to vote at the annual meeting to approve the compensation of the company’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K under the Securities Act and the Exchange Act.

As described more fully in the Compensation Discussion and Analysis section of this proxy statement and accompanying tables and narratives, our compensation program consists of three main elements: base salary, an annual cash incentive, and long-term incentive compensation. Our goal is to ensure that the three main elements of compensation are carefully considered and fair, and that executives are motivated to further the interests of shareholders, both short-term and long-term. The company has in the past sought approval from shareholders regarding the incentive plans that we use to motivate, retain, and reward our executives. Those incentive plans, including the POBS Plus Incentive System for Group Management and the 2013 Equity Incentive Plan, make up a majority of the pay that the company provides to our executives.

We have a long track record of delivering superior results for our shareholders. In the 15 year period ending December 31, 2015, the company’s total return to shareholders has been 524%, compared with 108% for the S&P 500 and 112% for companies in SIC Code 3826 (Laboratory Analytical Instruments). Our executive compensation programs have played a material role in our ability to drive strong financial results and attract and retain a highly qualified team to run the company.

We believe our executive compensation programs are transparent, consistent with current best practices, appropriately benchmarked to peers, and effective in supporting our company and our business objectives.

•	Our compensation programs are substantially tied to the achievement of key business objectives and to long-term shareholder returns.
•	Performance is objectively measured.
•	Targets are set at challenging levels.
•	Stock options granted to executives have a ten-year term and vest over five years, which helps management focus on sustainable and long-term value creation.
•	We carefully monitor the compensation of executives from companies of similar size and complexity to help us to ensure our programs are within the range of market practices.

The company seeks your advisory vote on our executive compensation programs. Shareholder advisory votes on our executive compensation programs will occur annually. After the 2016 Annual Meeting of Shareholders the next such shareholder advisory vote will occur at the 2017 Annual Meeting of Shareholders. We ask that you support the compensation of our named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables and narratives contained in this proxy statement. Because your vote is advisory, it will not be binding on the Board of Directors. However, the board will review the voting results and take such results into consideration when making future decisions regarding executive compensation. Accordingly, we ask our shareholders to vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

The Board of Directors recommends that you vote FOR the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation and disclosure rules of the Securities and Exchange Commission.

SHARE OWNERSHIP

This table shows how much of the company’s common stock is owned by directors, executive officers and owners of more than 5% of the company’s common stock as of the record date March 7, 2016 (December 31, 2015 in the case of 5% shareholders):

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent
5% Shareholders:
FMR LLC	2,436,527	9.1%
245 Summer Street Boston, MA 02210
BlackRock, Inc.	2,125,241	7.9%
55 East 52nd Street New York, NY 10055
The Vanguard Group	2,043,433	7.6%
100 Vanguard Blvd. Malvern, PA 19355

	Direct	Indirect(2)	Total	Percent
	Number
Directors:
Robert F. Spoerry(3)	362,413	118,653	481,066	1.8%
Wah-Hui Chu	2,684	23,230	25,914	*
Francis A. Contino(4)	6,079	6,546	12,625	*
Olivier A. Filliol	16,279	385,224	401,503	1.5%
Richard Francis	0	0	0	*
Constance L. Harvey	75	0	75
Michael A. Kelly	1,284	12,530	13,814	*
Hans Ulrich Maerki	6,717	17,230	23,947	*
George M. Milne(5)	12,728	6,546	19,274	*
Thomas P. Salice(6)	134,414	17,880	152,294	*
Named Executive Officers:
Thomas Caratsch	770	30,681	31,451	*
William P. Donnelly(7)	48,167	160,297	208,464	*
Marc de La Guéronnière	11,450	35,459	46,909	*
Simon Kirk	218	6,672	6,890	*
All Directors and Executive Officers as a Group (18 persons):	618,067	891,104	1,509,171	5.6%

*	The percentage of shares of common stock beneficially owned does not exceed one percent of the outstanding shares.
(1)	Calculations of percentage of beneficial ownership are based on 26,868,569 shares of common stock outstanding on March 7, 2016. Information regarding 5% shareholders is based solely on Schedule 13Gs filed by the holders. For the directors and officers, the calculations assume the exercise by each individual of all options for the purchase of common stock held by such individual that are exercisable within 60 days of the date hereof.
(2)	Represents shares subject to stock options that are exercisable within 60 days.
(3)	Includes 346,826 shares held by Mr. Spoerry’s children (with respect to which Mr. Spoerry retains a life interest, including full voting and dispositive control) and 10,000 shares held by Mr. Spoerry’s spouse. Except to the extent of his life interest therein, Mr. Spoerry disclaims beneficial ownership of the shares held by his children and wife.
(4)	Includes 5,204 shares held by Mr. Contino’s family trust (with respect to which Mr. Contino retains beneficial ownership).
(5)	Includes 3,180 shares held by Dr. Milne’s family foundation, over which Dr. Milne has investment control.
(6)	Includes 20,336 shares held by a charitable trust and over which Mr. Salice shares voting and investment power with his spouse as trustees, and 80,000 shares owned by a limited liability company in which Mr. Salice has voting and investment power. Mr. Salice disclaims beneficial ownership of the shares held by the charitable trust and the limited liability company except to the extent of his pecuniary interests therein.
(7)	Includes 44,560 shares held by Mr. Donnelly’s and Mr. Donnelly’s wife’s trusts, and 2,607 shares held by Mr. Donnelly’s children. Mr. Donnelly disclaims beneficial ownership of the shares held by his children.

ADDITIONAL INFORMATION

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Messrs. Kelly, Maerki, and Salice, none of whom were officers or employees of the company or its subsidiaries or had any relationship requiring disclosure by the company under Item 404 of the Securities and Exchange Commission’s Regulation S-K during 2015. No interlocking relationship exists between the members of Mettler-Toledo’s Board of Directors or the Compensation Committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s executive officers and directors, and persons who own more than ten percent of a registered class of the company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the “SEC”) and The New York Stock Exchange. Executive officers, directors and greater than 10% shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. Based on our review of the copies of such forms we received, or written representations from certain reporting persons, we believe that in the last fiscal year all filing requirements applicable to our executive officers and directors and greater than 10% shareholders were complied with.

Availability of Form 10-K and Annual Report to Shareholders

The company’s Annual Report to shareholders for the fiscal year ended December 31, 2015, including financial statements, accompanies this proxy statement. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made.

The Annual Report is available on the company’s website at www.mt.com under “About Us/Investor Relations/Annual Report.” Upon written request, the company will furnish, without charge, to each person whose proxy is being solicited a copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2015, as filed with the SEC. Requests in writing for copies of any such materials should be directed to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, Ohio 43240-2020, USA, telephone +1 614 438 4748.

Electronic Delivery of Annual Report and Proxy Statement

If you wish to receive future annual reports, proxy statements and other materials, and shareholder communications electronically via the Internet, please follow the directions on your proxy card for requesting such electronic delivery. An election to receive materials electronically will continue until you revoke it. You will continue to have the option to vote your shares by mail, by telephone, or via the Internet.

How to Submit Shareholder Proposals

Shareholders may present proposals which may be proper subjects for inclusion in the proxy statement and for consideration at an annual meeting. To be considered, proposals must be submitted on a timely basis. We must receive proposals for next year’s annual meeting no later than November 15, 2016. Proposals and questions related thereto should be submitted in writing to the Secretary of the company. Proposals may be included in the proxy statement for next year’s annual meeting if they comply with certain rules and regulations promulgated by the SEC and in connection with certain procedures described in our by-laws, a copy of which may be obtained from the Secretary of the company. Any proposal submitted outside the processes of these rules and regulations will be considered untimely for the purposes of Rule 14a-4 and Rule 14a-5.

Expenses of Solicitation

The cost of soliciting proxies will be borne by the company. In addition to the solicitation of proxies by use of the mail, some of our officers, directors, and employees, none of whom will receive additional compensation therefore, may solicit proxies in person or by Internet or other means. As is customary, we will, upon request, reimburse brokerage firms, banks, trustees, nominees, and other persons for their out-of-pocket expenses in forwarding proxy materials to their principals.

ADDITIONAL INFORMATION

Delivery of Documents to Shareholders Sharing an Address

If you are the beneficial owner, but not the record holder, of shares of METTLER TOLEDO stock, your broker, bank, or other nominee may only deliver one copy of this proxy statement and our 2015 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and our 2015 annual report to a shareholder at a shared address to which a single copy of the documents was delivered. A shareholder who wishes to receive a separate copy of the proxy statement and annual report should submit this request by writing to Investor Relations, Mettler-Toledo International Inc., 1900 Polaris Parkway, Columbus, OH 43240, USA or by calling +1 614 438 4748. Shareholders sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future should contact their broker, bank, or other nominee to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

Other Matters

We know of no other matter to be brought before the annual meeting. If any other matter requiring a vote of the shareholders should come before the meeting, it is the intention of the persons named in the proxy to vote the proxies with respect to any such matter in accordance with their reasonable judgment.

Mettler-Toledo International Inc.

IMPORTANT ANNUAL MEETING INFORMATION

Electronic Voting Instructions

Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on May 4, 2016.

Vote by Internet

- Go to **www.investorvote.com/MTD**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2, 3 AND 4.

ITEM NO. 1. - ELECTION OF DIRECTORS

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
1.1 Robert F. Spoerry	☐	☐	☐	1.4 Olivier A. Filliol	☐	☐	☐	1.7 Michael A. Kelly	☐	☐	☐
1.2 Wah-Hui Chu	☐	☐	☐	1.5 Richard Francis	☐	☐	☐	1.8 Hans Ulrich Maerki	☐	☐	☐
1.3 Francis A. Contino	☐	☐	☐	1.6 Constance L. Harvey	☐	☐	☐	1.9 Thomas P. Salice	☐	☐	☐

	For	Against	Abstain
ITEM NO. 2. RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	☐	☐	☐
ITEM NO. 3. APPROVAL OF THE POBS PLUS INCENTIVE SYSTEM FOR GROUP MANAGEMENT	☐	☐	☐
ITEM NO. 4. ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION	☐	☐	☐

B Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE. Please sign exactly as name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. Corporate and partnership proxies should be signed by an authorized person indicating the person's title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

1 U P X

0290SC

You can view the 2015 Annual Report to Stockholders and the 2016 Proxy Statement on the internet at http://proxyonline.mt.com

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Mettler-Toledo International Inc.

Proxy for Annual Meeting of Shareholders
May 5, 2016

This proxy is solicited on behalf of Mettler-Toledo International Inc.'s Board of Directors

The undersigned hereby appoints Robert F. Spoerry and William P. Donnelly, and each of them, proxies for the undersigned, with full power of substitution, to represent and to vote all shares of Mettler-Toledo International Inc. common stock which the undersigned may be entitled to vote at the 2016 Annual Meeting of Shareholders of Mettler-Toledo International Inc. to be held in New York, New York on Thursday, May 5, 2016 at 8:00 a.m., or at any adjournment thereof, upon the matters set forth on the reverse side and described in the accompanying proxy statement and upon such other business as may properly come before the meeting or any adjournment thereof.

Please mark this proxy as indicated on the reverse side to vote on any item. If you wish to vote in accordance with the Board of Directors' recommendations, please sign the reverse side; no boxes need to be checked. IF THIS PROXY IS SIGNED BUT NO SPECIFICATION IS MADE, THE PROXY SHALL BE VOTED FOR ITEMS 1, 2, 3 AND 4 in their discretion, and the appointed proxies are authorized to vote upon such other business as may properly come before the meeting.

Receipt is hereby acknowledged of the Mettler-Toledo International Inc. Notice of Meeting and Proxy Statement.

(continued and to be signed on other side)